Exhibit 23.4
Consent of Blue, Johnson & Associates, Inc.
To Whom it May Concern:
We hereby consent to the use of our information, as properly attributed to us, in the registration statement on Form S-1 of CVR Partners, LP with respect to the following:
1.	A statement that the CVR Partners, LP nitrogen fertilizer facility is the only operation in North America that utilizes a coke gasification process to produce ammonia.

2.	A statement that natural gas price trends have often correlated with nitrogen fertilizer price trends, although in 2007 fertilizer prices increased much more than natural gas prices.

3.	Price projections for ammonia and UAN pricing published by Blue Johnson in December 2007.

4.	Forecast of increase in nitrogen consumption by farm users in 2008 and the reasons therefore.

5.	Southern Plains ammonia average spot prices ($337/ton) and Corn Belt UAN average spot prices ($201/ton) for the period from 2003 through 2007.

6.	Average U.S. ammonia and UAN 32 demand in Texas, Oklahoma, Kansas, Missouri, Iowa, Nebraska and Minnesota from 2005-2007.

7.	Average annual U.S. Corn Belt ammonia prices ($/ton) and UAN 32 ($/ton) from 1990 through 2007.

8.	Industry data regarding typical natural gas usage by other ammonia manufacturers used to support the statement that the CVR Partners, LP nitrogen fertilizer facility uses less than 1% of the natural gas relative to natural gas-based fertilizer producers.

9.	Estimate of total U.S. demand for UAN and ammonia in 2007 which CVR Partners used to calculate CVR Partners’ percentage of total U.S. ammonia and UAN demand.

10.	The use of our Nitrogen Price Report as of 3/31/07 in connection with CVR Energy, Inc.’s preparation of price projections for the valuation of the managing general partner of CVR Partners, LP.
Submitted by:
/s/ Thomas A. Blue
Thomas A. Blue
President
Blue, Johnson & Associates, Inc.
6101 Marble NE, Suite 8
Albuquerque, NM 87110
Tel 505-254-2157
Fax 505-254-2159
blucabq@qest.net
February 27, 2008